Exhibit 99.77(q)(1)

ITEM 77Q-1 Exhibits

(a)(1)	Amendment No. 40 to Trust Instrument of Certificate of Trust effective January 12, 2018 (Voya Floating Rate Fund, Voya High Yield Bond Fund, Voya Intermediate Bond Fund, and Voya Short Term Bond Fund) Establishment of Class P3 shares – Filed herein.

(e)(1)	Amended Schedule A dated February 1, 2018 to the Investment Management Agreement dated November 18, 2014, as amended and restated on May 1, 2015 between Voya Funds Trust and Voya Investments, LLC – Filed herein.

(e)(2)	First Amendment dated January 1, 2018 to the Sub-Adviser Agreement dated November 18, 2014 between Voya Investments, LLC and Voya Investment Management Co. LLC – Filed herein.